                                                                                                Exhibit 3.1

ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
GENCO SHIPPING & TRADING LIMITED
UNDER SECTION 90 OF THE
BUSINESS CORPORATIONS ACT

I, Robert Gerald Buchanan, President of Genco Shipping & Trading Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, hereby certify:

1. The name of the Corporation is Genco Shipping & Trading Limited.

2. The Articles of Incorporation were filed with the Registrar of Corporations as of September 27, 2004, amended and restated as of July 6, 2005, and further amended as of July 21, 2005.

3. Section H(a) of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

H.            (a)           The Board of Directors shall be divided into three (3) classes of directors, which shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors will permit, and which are hereby designated as Class I, Class II and Class III, respectively.  The members of the first Board of Directors shall be elected and classified by the incorporator or by its proxy.  The term of office of each initial Class I director shall expire at the first annual meeting of shareholders, that of each initial Class II director shall expire at the second annual meeting of shareholders and that of each initial Class III director shall expire at the third annual meeting of shareholders.  At each annual meeting of shareholders, directors to succeed those whose term expire at such annual meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until their respective successors are elected and have qualified or until their respective death, resignation, removal or earlier termination of office.  Any vacancies in the Board of Directors for any reason shall be filled by the vote of a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office for the unexpired term of his predecessor.  Any directorship resulting from an increase in the number of directors shall be filled by the vote of a majority of the members of the Board of Directors then in office, although less than a quorum.  Any increase or any decrease in the number of directors constituting the entire Board of Directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.  Should the number of directors be increased by the Board of Directors and such directorship are filled by the Board of Directors, the Board of Directors shall have the power to classify the additional directors by vote of a majority of the members of the Board of Directors then in office, although less than a quorum.  No decrease in the number of directors shall shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

4.     The Amended and Restated Articles of Incorporation of the Corporation are hereby amended to add a new Section M as follows:

M. A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty in such capacity except that the liability of a director shall not be eliminated or limited (i) for any breach of such director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA’s amended provisions pertain. Any repeal or modification of this Section M by the shareholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

5.     The foregoing amendments to the Articles of Incorporation were authorized by the vote of holders of a majority of all outstanding shares of the Corporation at the Corporation’s 2006 annual meeting of shareholders.

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IN WITNESS WHEREOF, I have executed these Articles of Amendment as of the 18th day of May, 2006.

/s/ Robert Gerald Buchanan
Robert Gerald Buchanan
President